Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Southern First Bancshares, Inc. and Subsidiary

We consent to the incorporation by reference in the Registration Statement No. 333-133379 and 333-168779 on Form S-8 of our report dated March 4, 2011, relating to the consolidated balance sheet of Southern First Bancshares, Inc. and Subsidiary as of December 31, 2010, and the related consolidated statements of income, shareholders' equity and comprehensive income (loss), and cash flows for the year then ended, which report appears in the December 31, 2010 Annual Report on Form 10-K.

Greenville, South Carolina

March 4, 2011